UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): February 1, 2005

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-16129 (Commission File Number)	33-0927079 (IRS Employer Identification Number)

One Enterprise Drive Aliso Viejo, California (Address of principal executive offices)		92656-2606 (Zip Code)

(949) 349-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On February 1, 2005, our Organization and Compensation Committee (the “Committee”) established the performance measures for executives with respect to annual incentive bonuses for fiscal year 2005 (the “Incentive Plan”). All company executives participate in the Incentive Plan which is operated pursuant to the Fluor Corporation 2003 Executive Performance Incentive Plan, a copy of which was filed by the company as Exhibit 10.15 to our Annual Report on Form 10-K filed on March 31, 2003 (the “2003 Plan”). The Incentive Plan provides for a target bonus for each participant based upon a percentage of the participant’s base salary, with the opportunity to earn anywhere from 0% to 200% of the target, with targets related to our named executive officers ranging from 60% to 70% of base salary. With the exception of our Chief Executive Officer, Mr. Alan Boeckmann, each eligible executive’s goals to earn the bonus are based upon a combination of criteria related to overall company performance and individually tailored performance criteria. With respect to Mr. Alan Boeckmann, his bonus target was set at 100% of his base salary, with the opportunity to earn from 0% to 200% of the target. Following the completion of fiscal year 2005, and provided the company achieves certain specified earnings criteria, the Committee will weigh a number of performance factors in determining whether and to what extent Mr. Boeckmann is eligible for a cash bonus under the Incentive Plan including factors related to our net earnings, our return on operating assets employed, debt levels, safety and diversity in the work force.

On February 1, 2005, the Committee also established performance measures for certain eligible executives with respect to our long term incentive program for the three year cycle period of fiscal year 2003 through fiscal year 2005 (the “LTIP Program”), and a separate long term incentive program known as the Value Driver Incentive Plan (the “VDI Plan”) for the three year cycle of fiscal year 2005 through fiscal year 2007. These LTIP Program and VDI Plan incentives were established subject to our shareholder-approved 2003 Plan. Target cash award numbers were established for each executive included in the LTIP Program and the VDI Plan with the target for all eligible executives based upon such executive’s pay grade, with targets for our named executive officers ranging from $270,000 to $2,250,000. The Committee established performance goals which it believes are correlated with shareholder value creation, and are based upon a combination of fiscal year 2005 new awards gross margin and new awards gross margin percentage. Each eligible executive has an opportunity to earn from 0% to 200% of such executive’s target if the performance goals are met (the “Multiplier”). If an executive is entitled to an award under the LTIP Program, they will receive in cash the final one-third of the aggregate pro forma LTIP target originally awarded in 2003, multiplied by the Multiplier. If an executive is entitled to an award under the VDI Plan based upon fiscal 2005 performance, 25% of the award would be paid in cash in early 2006, 25% of the award would be paid in cash in early 2007 and the remainder of the award would be paid in cash in early 2008. With respect to Mr. Boeckmann only, if he is eligible for an award under the LTIP Program or the VDI Plan, his award would be paid half in cash and half in restricted company stock, with the restrictions on 50% of such stock being lifted one year after their grant and the restrictions on the remaining 50% of such stock being lifted two years after their grant.

On February 1, 2005, the Committee also established an additional incentive program for Mr. Boeckmann and each of his direct reports, known as the Relative Performance Program (the “RPP”). The RPP incentives were established pursuant to our shareholder-approved 2003 Plan. The intent of the RPP is to tie eligible executive pay to performance by comparing the total shareholder return (the “TSR”) of the company to the Standard & Poor’s Midcap 400 index (“Index”). For eligible executives to be eligible for payment under the RPP, the company must first achieve a specified earnings target and the company’s TSR must be positive. If the earnings target is achieved and TSR for the governed period is positive, then over a three year period, the performance of Fluor and the Index will be compared by calculating the 30-day average stock price of the 30 day period prior to the beginning of the performance period and during the last 30 days of the performance period plus any dividends paid during the performance period. Fluor’s performance at the end of the performance period will then be compared to the performance of the Index at the end of the performance period which will result in the company being given a TSR ranking. Based on the company’s TSR ranking, an eligible executive will be entitled to receive anywhere from 0% to 200% of a pre-determined target ranging from $90,000 to $850,000 depending upon Fluor’s TSR percentile ranking against the Index. An RPP award would then be payable in cash, if at all, in early 2008.

The company previously filed the forms of award agreements which will be used to memorialize the above-described awards as Exhibit 10.16 to its Quarterly Report filed on Form 10-Q filed on November 9, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2005	Fluor Corporation

By: /s/ Lawrence N. Fisher

Lawrence N. Fisher
Chief Legal Officer and Secretary